EXHIBIT 10.2
CLEVELAND-CLIFFS INC.
Deferred Shares Agreement for Nonemployee Directors

Participant:

Date of Grant:
Cleveland-Cliffs Inc. (the “Company”) pursuant to the Cleveland-Cliffs Inc. 2021 Nonemployee Directors’ Compensation Plan (the “Plan”) has this day granted to you, the above-named Participant, a total of XXXX Deferred Shares subject to the following terms, conditions, limitations and restrictions (the “Deferred Shares”) because you have elected to defer the receipt of all or a portion of your award under the Plan pursuant to a Deferral Commitment in accordance with the terms of the Plan and Section 409A of the Code. Capitalized terms used, but not otherwise defined, in this agreement (this “Agreement”) will have the meanings given to such terms in the Plan.
1.Deferred Share Account. The Deferred Shares evidenced by this Agreement shall be credited to your Deferred Share Account as of the Date of Grant.
2.Vesting of Award. The Deferred Shares shall only result in the issuance of Common Shares equal in number to the Deferred Shares to the extent you are “Vested” in the Deferred Shares on the date the Deferred Shares are to be paid as specified in Section 3 below. The Deferred Shares shall Vest on the earliest to occur of one of the following events (each, a “Vesting Event”): (a) earlier of the first anniversary of the Date of Grant and the next annual meeting of the Company's shareholders that is at least 50 weeks after the immediately preceding year's annual meeting of the Company's shareholders, (b) a Change in Control and (c) your death or Permanent Disability (as defined below). For purposes of this Agreement, “Permanent Disability” means a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and that results in your being unable to engage in any substantial gainful activity.
3.Payment of Award. Any Deferred Shares that have Vested as of the Settlement Date shall be paid to you (or your Beneficiary in the event of your death) in accordance with the terms of the Plan (including Section 16(d), if applicable), your Deferral Commitment and any Payment Election with respect to the Deferred Shares in effect at such time.
4.Forfeiture of Awards. Notwithstanding Section 2 of this Agreement, all of the Deferred Shares subject to this grant shall be forfeited by you if your service as a Director is terminated before the occurrence of a Vesting Event; provided, however, that if your service as a Director is terminated before a Vesting Event as a result of your removal as a Director without cause or your failure to be re-elected as a Director at the applicable annual meeting of the Company's shareholders, a portion of the Deferred Shares shall Vest. Such portion shall be in an amount equal to the product of (a) the total number of Deferred Shares, multiplied by (b) a fraction, the numerator of which is the number of full months from the Date of Grant to the date of termination, and the denominator of which is 12. The balance of the Deferred Shares shall be forfeited to the Company.
5.No Shareholder Rights. You will not have any rights of ownership in the Deferred Shares or any right to vote the Common Shares underlying the Deferred Shares until the Common Shares are issued at the time provided in Section 9 of the Plan.
6.Dividend Equivalents. During the period beginning on the Date of Grant and ending on the date that the Deferred Shares are paid in accordance with Section 3, at the end of each Accounting Period, you will be entitled to dividend equivalents on the Deferred Shares equal in value to the amount of cash dividends paid by the Company during such Accounting Period on that number of Common Shares equivalent to the number of Deferred Shares in your Deferred Share Account during such Accounting Period. Such accrued dividend equivalents will (a) Vest and become payable upon the same terms and at the same time of settlement as the Deferred Shares to which they relate, and (b) be credited as additional Deferred Shares in your Deferred Share Account in accordance with Section 8(b) of the Plan.
7.Transferability. Except as otherwise provided in the Plan, the Deferred Shares are non-transferable, and any attempts to assign, pledge, hypothecate or otherwise alienate or encumber (whether by law or otherwise) any Deferred Shares shall be null and void.
8.Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.
9.Processing of Information. Information about you and your participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. You understand that such processing of this information may need to be carried out by the Company and by third party administrators whether such persons are located within your country or elsewhere, including the United States of America. You consent to the processing of information relating to you and your participation in the Plan in any one or more of the ways referred to above.
10.Amendments. This Agreement can be amended at any time by the Committee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Except for amendments necessary to bring this Agreement into compliance with current law, including Section 409A of the Code, no amendment to this Agreement shall materially and adversely affect your rights without your written consent.
11.Adjustments. The Deferred Shares evidenced by this Agreement are subject to adjustment as provided in Section 12 of the Plan.
12.Governing Law. This Agreement is governed by and construed in accordance with the internal substantive laws of the State of Ohio.
13.Relation to the Plan. This Agreement and the Deferred Shares are subject to all of the terms and conditions of the Plan.
14.Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code.

Dated this XX day of XXXX, 20XX
CLEVELAND-CLIFFS INC.

By:
Name:
Title:

Accepted and agreed to:

Dated:
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